UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

                             Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)      September 11, 2003

LANDSTAR SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	021238	06-1313069
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13410 Sutton Park Drive South, Jacksonville, Florida

(Address of principal executive offices)

32224

(Zip Code)

(904) 398-9400

(Registrant's telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Item 5.  Other Events

On September 20, 2001, a suit was filed entitled Gulf Bridge RoRo, Inc. v. Landstar System, Inc., Landstar Logistics, Inc. and Ford Motor Co., Inc. in Federal District Court in Mobile, Alabama.  The complaint alleged breach of contract, fraud and tortious interference with contractual business relationships against Landstar System, Inc. and Landstar Logistics, Inc. arising out of a contract between Landstar Logistics, Inc. and the plaintiff involving a trans-Gulf of Mexico roll-on/roll-off shipping venture developed by the plaintiff.  The suit made claim for $25,000,000 for damages for breach of contract and $50,000,000 punitive and other damages related to the fraud and tortious interference claims.  Landstar System, Inc. and all of its subsidiaries (“Landstar”) deny all claims made by the plaintiff.  In order to avoid the cost of protracted litigation, on September 9, 2003 Landstar entered into a settlement agreement.  The total cost incurred, net of insurance recoveries, by Landstar to defend and settle this suit during the 2003 fiscal year was approximately $4,150,000, approximately $3,180,000 of which was incurred in the thirteen-week period ended September 28, 2003.  The settlement component, net of insurance recoveries, was $2,700,000.  Net of related income tax benefits these costs will reduce Landstar’s net income for the thirteen and thirty-nine week periods ended September 28, 2003 by approximately $2,030,000 and $2,650,000, respectively.